Exhibit 24.4

LIMITED POWER OF ATTORNEY

FOR

Deborah C. Jackson

FORM 10-K FOR THE MANULIFE PRIVATE CREDIT FUND

FISCAL YEAR ENDED DECEMBER 31, 2025

The undersigned, a Trustee of the Manulife Private Credit Fund, hereby constitutes and appoints with full power of substitution each of David Pemstein, Betsy Anne Seel, Mara Moldwin, Christopher Sechler, Daniel Beauregard, Thomas Dee, Khimmara Greer, Kinga Kapuscinski, Nicholas J. Kolokithas, Mara Moldwin, Harsha Pulluru, and Steven Sunnerberg acting singly, the undersigned’s true and lawful attorney-in-fact to:

(1) Execute for the undersigned as Trustee of the Manulife Private Credit Fund (the “Fund”) the annual report for the Fund for the fiscal year ended December 31, 2025 on Form 10-K under the Securities Exchange Act of 1934 (the “Form 10-K”);

(2) File the Form 10-K, with all exhibits and any and all documents required to be filed with respect thereto, with the United States Securities and Exchange Commission (the “SEC”) and any stock exchange or similar authority; and

(3) Take any other action which, in the opinion of such attorney-in-fact, may be necessary or desirable in connection with the foregoing.

The undersigned acknowledges that none of the foregoing attorneys-in-fact are assuming the undersigned’s responsibilities to comply with the requirements of the Securities Exchange Act of 1934 and the rules thereunder.

This Power of Attorney shall remain in full force and effect unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact. This Power of Attorney may be filed with the SEC as may be necessary or appropriate.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of February, 2026.

/s/ Deborah C. Jackson
Name: Deborah C. Jackson
Title: Trustee